Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the
HSBC Investor Portfolios:

We consent to the use of our report dated December 22, 2010 for the HSBC Investor Portfolios, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
February 25, 2011